EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Performant Financial Corporation:
We consent to the use in the Registration Statement on Form S-3 dated September 11, 2017 of Performant Financial Corporation of our report dated March 13, 2017, with respect to the consolidated balance sheets of Performant Financial Corporation and subsidiaries as of December 31, 2016 and 2015 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related Schedule II for the three-year period ended December 31, 2016 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
San Francisco, California
September 11, 2017